Exhibit 5.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
CLIENT/MATTER NUMBER
November 20, 2014	041515-0224

Johnson Controls, Inc.

5757 North Green Bay Avenue

Glendale, Wisconsin 53209

Ladies and Gentlemen:

We have acted as counsel for Johnson Controls, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 3,000,000 shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), that may be delivered pursuant to the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). The Plan contemplates that the agent administering the Plan will employ participants’ funds to acquire Common Stock by purchasing Common Stock in the open market, in negotiated transactions or through purchases from the Company of newly issued Common Stock or Common Stock delivered from the Company’s treasury.

In connection with our representation, we have examined: (a) the Plan and related documents; (b) the Registration Statement, including the prospectus and exhibits (including those incorporated by reference) constituting a part thereof; (c) the Restated Articles of Incorporation and the By-Laws of the Company, each as amended to date; (d) the resolutions of the Company’s Board of Directors relating to the authorization of the delivery of the Common Stock subject to the Registration Statement that the agent administering the Plan purchases from the Company; and (e) such other corporate proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on the foregoing and the other matters set forth herein, we are of the opinion that the shares of Common Stock to be delivered under the Plan that constitute shares newly issued by the Company, or delivered from the Company’s treasury, and purchased directly from the Company, when delivered pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof. With respect to the foregoing opinion, at one time, Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	SILICON VALLEY
BRUSSELS	LOS ANGELES	NEW YORK	SAN DIEGO/DEL MAR	TALLAHASSEE
CHICAGO	MADISON	ORLANDO	SAN FRANCISCO	TAMPA
DETROIT	MIAMI	SACRAMENTO	SHANGHAI	TOKYO
WASHINGTON, D.C.

Johnson Controls, Inc.

November 20, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP